EXHIBIT 99.1
FOR RELEASE:   IMMEDIATE
GATX SIGNS AGREEMENTS FOR SALE OF 22 AIRCRAFT PREVIOUSLY TARGETED FOR SALE
     CHICAGO, August 31 - GATX Corporation (NYSE:GMT) today announced it has signed definitive agreements for the sale of 22 aircraft to AerCap Group, a provider of aircraft and engine leasing, trading and asset management. GATX also signed a letter of intent (LOI) to sell five additional aircraft to AerCap. Terms of the agreements were not disclosed. In total, the aircraft subject to the agreements and LOI with AerCap represent 27 of the 36 aircraft previously targeted for sale in December 2005. The aircraft are wholly owned (9) and owned in partnership (18) with other financial investors. The aircraft sales are expected to close over the next several months.
     Of the remaining nine aircraft previously targeted for sale, three have been sold or are under letter of intent with buyers. The Company anticipates that the balance will be sold later in 2006 or early 2007.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(08/31/06)